ENTERPRISE FINANCIAL SERVICES CORP
RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (the “Agreement”) is entered into by and between Enterprise Financial Services Corp, a Delaware Corporation (together with its Affiliates, the “Company”) and Stephen P. Marsh (the “Executive”), effective as of May 1, 2016 (the “Effective Date”).
WHEREAS, Executive currently serves as Chief Credit Officer of Enterprise Bank & Trust (the “Bank”), an Affiliate of the Company, and Chairman of the Bank’s Board of Directors (“Board”);
WHEREAS, Executive has expressed his intention to retire from employment with the Company, effective April 30, 2016 (the “Retirement Date”);
WHEREAS, the Company desires to engage Executive as a consultant to provide certain transition, business development, strategic plan implementation and other services as described herein; and
WHEREAS, Executive desires to provide consulting services to the Company under the terms and conditions hereinafter set forth;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:
1.Resignation. Effective on the Retirement Date, Executive shall resign from his position as Chief Credit Officer of the Bank and shall cease to be an employee of the Company.

2.Board and Committee Membership. As of the Retirement Date, Executive shall continue to serve in his capacity as Chairman of the Board of the Bank and shall also become a member of the Bank Board’s Credit Committee. Executive shall receive the standard fees for his service as a director of the Board and a member of the Credit Committee.

3.Benefit Plans. As of the Retirement Date, Executive’s participation in any employee welfare benefit plan, retirement plan, deferred compensation arrangement, equity plan, incentive plan or other benefit shall terminate in accordance with the terms thereunder and Executive shall be treated as any similarly situated former employee unless otherwise specifically provided herein.

a.The Company shall pay Executive within 60 days after his Retirement Date a single lump sum equal to the employer portion of the premium for 18 months of coverage under the Company’s health insurance plans, based on the Executive’s coverage elections in effect immediately prior to the Retirement Date, less all applicable withholding.

b.Awards to Executive under the Company’s Long-Term Incentive Plan with grant dates of February 25, 2014, February 17, 2015, and January 27, 2016 respectively, shall accrue pro rata to the Retirement Date and be paid out under the terms of such plan without regard to the requirement that the Executive be employed on the Award Date, but no benefits shall accrue thereunder beyond the Retirement Date.

4.Consulting Services. Subject to the terms and provisions of this Agreement, Executive shall provide to the Company the following consulting services, commensurate with his status and experience, for a one-year period commencing on May 1, 2016 and ending April 30, 2017 (the “Consulting Period”):

•	Assist with the transition of Doug Bauche as Chief Credit Officer of the Bank;

•	Assist with the transition of client relationships to the appropriate relationship managers;

•	Advise and assist relationship managers in Saint Louis with new business development activities as needed;

•	Serve on the Arizona Bank Advisory Board and assist management with execution of their strategic plan;

•	Serve as an Enterprise University instructor; and

•	Assist with Medical Advisory Board activities.

5.Compensation. With respect to the consulting services rendered under this Agreement, Executive shall receive:

a.An annualized amount of $120,000, payable in twelve equal monthly installments of $10,000, with the first payment commencing on the first business day of May, 2016 and each subsequent monthly installment paid on the first business day of each month thereafter; provided Executive fulfills all assigned duties and complies with the terms of this Agreement.

b.A restricted stock unit award (“RSU Award”) on or after May 2, 2016 (“RSU Grant Date”), for the number of units equal to the fair market value of $50,000 on the RSU Grant Date. Subject to Executive’s continued performance of consulting services under this Agreement, the RSU Award shall vest on April 30, 2017. In the event Executive ceases to provide such services to the Company prior to the expiration of the Consulting Period, all restricted stock units granted under this Section 5.b. shall immediately be forfeited. Notwithstanding the foregoing, the Board’s Compensation Committee may, in its sole discretion, provide for full or partial vesting of the RSU Award as it deems in the best interest of the Company upon a termination of Executive services to the Company under this Agreement due to his death or disability (as the Compensation Committee may define in its discretion).

6.Taxes. Executive agrees that as an independent contractor, he is solely responsible for the reporting and payment of all federal, state and local taxes, of any type whatsoever, from any compensation arising from his consulting and Board services.

7.Attorney Review; Time for Execution; Revocation; Acknowledgements. The Company hereby advises Executive to consult with an attorney prior to executing this Agreement. The Company and the Executive shall each bear all attorneys’ fees and costs arising from the actions of its own counsel in connection with the review and execution of this Agreement.

8.Indemnification.  The Company shall indemnify and hold harmless Executive from and against any and all costs, expense, loss, liability or claims, including but not limited to damages, court costs, reasonable legal fees and costs of investigation, which arise directly (or indirectly) from Executive’s performance of service as Chief Credit Officer of the Bank, including, without limitation, those attributable to the pending discrimination claim asserted by Ramona Segers-Howard. The Company shall further indemnify and hold harmless Executive from and against any and all costs, expense, loss, liability or claims, including but not limited to damages, court costs, reasonable legal fees and costs of investigation, which arise directly (or indirectly) from Executive’s performance of service and under this Agreement provided that such losses or damages are not directly or indirectly caused by Manager’s (i) intentional misconduct or negligence, or (ii) breach of any provision in this Agreement.

9.Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions shall be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it shall be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions.

10.Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matters of this Agreement and supersedes all prior negotiations and agreements, whether written or oral. This Agreement may not be altered or amended except by a written document executed by both parties. Executive represents and acknowledges that in executing this Agreement he has not relied upon any representation or statement not set forth herein made by the Company or any of its affiliates, agents, representatives, or attorneys, with regard to the subject matters, basis or effect of this Agreement, the Company, its business or its stock, or any other matter.

11.Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his personal and legal representatives, heirs, devisees, executors, successors, and assigns, and the Company and its successors and assigns. Notwithstanding the foregoing, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive.

12.Paragraph Headings. Paragraph headings herein are for convenience and reference only and in no way define, limit or enlarge the rights and obligations of the parties under this Agreement.

13.Governing Law and Venue. This Agreement and any amendments to this Agreement shall be construed and interpreted in accordance with the laws of the State of Missouri, without regard to conflicts of law principles, except to the extent preempted by Federal law. In the event of litigation arising out of or in connection with this Agreement, the parties hereto agree to submit to the jurisdiction of Federal and state courts located in the state of Missouri.

14.Notice. All notices, requests and demands to or upon the respective parties hereto shall be sent by hand, certified mail, overnight air courier service, in each case with all applicable charges paid or otherwise provided for, addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto:

To Company:	To Executive:
Enterprise Financial Services Corp	Stephen P. Marsh
150 North Meramec	7110 Cornell
Clayton, Missouri 63105	St. Louis, Missouri 63130
Attention: President and Corporate Secretary

15.Certain Definitions. As used herein, the following definitions shall apply:

“Affiliate” with respect to any person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.
“Control” with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
“Person” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust business trust, governmental authority or other entity.
“Subsidiary” with respect to any Person, means each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.
IN WITNESS WHEREOF, the undersigned have executed this Retirement and Consulting Agreement on the date(s) identified below.

ENTERPRISE FINANCIAL SERVICES CORP             EXECUTIVE

By: /s/ Lorie White                            /s/ Stephen Marsh
Name: Lorie E. White                            Name: Stephen P. Marsh
Date: April 27, 2016                            Date: April 26, 2016